As filed with the Securities and Exchange Commission

on April 28, 2003

Registration No. 333-47116

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ALCOA INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0317820
(State of Incorporation)	(I.R.S. Employer Identification No.)

201 Isabella Street, Alcoa Corporate Center,

Pittsburgh, Pennsylvania 15212-5858

(Address of principal executive office, including zip code)

CORDANT RETIREMENT SAVINGS AND INVESTMENT PLAN

HUCK INTERNATIONAL INC. RETIREMENT SAVINGS AND INVESTMENT PLAN

HOWMET CORPORATION SALARIED EMPLOYEES SAVINGS PLAN

HOWMET CORPORATION HOURLY EMPLOYEES SAVINGS PLAN

(Full Title of Plans)

Lawrence R. Purtell

Executive Vice President and General Counsel

390 Park Avenue,

New York, New York 10022-4608

(Name and address of agent for service)

Telephone number of agent for service (212) 836-2650

EXPLANATORY NOTE

Under a Registration Statement on Form S-8 (Registration No. 333-47116) (the “Registration Statement”), Alcoa Inc., a Pennsylvania corporation (the “Registrant”), offered for sale 1,697,834 shares of its common stock, par value $1.00 per share (the “Common Stock”) under the Cordant Retirement Savings and Investment Plan (the “Cordant Plan”), the Huck International Inc. Retirement Savings and Investment Plan (the “Huck Plan”), the Howmet Corporation Salaried Employees Savings Plan (the “Howmet Salaried Employees Plan”) and the Howmet Corporation Hourly Employees Savings Plan (the “Howmet Hourly Employees Plan”). The Registrant hereby amends the Registration Statement by filing this Post-Effective Amendment No. 1.

Effective December 31, 2000, the Howmet Hourly Employees Plan merged with and into the Howmet Salaried Employees Plan. Effective January 1, 2001, the Howmet Salaried Employees Plan, as the surviving plan in the merger, was amended, restated and renamed the Howmet Employees 401(k) Plan. Effective January 1, 2002, the Howmet Employees 401(k) Plan was merged with and into the Alcoa Savings Plan for Subsidiary and Affiliate Employees.

In April 2001, Alcoa completed the sale of its Thiokol Propulsion business to Alliant Techsystems Inc. (“ATK”). In connection with that sale, ATK assumed sponsorship and administration of the Cordant Plan.

Effective January 1, 2002, the Huck Plan was merged with and into the Alcoa Savings Plan for Subsidiary and Affiliate Employees.

As a result of these transactions, the offering described in the Registration Statement under each of the Cordant Plan, the Huck Plan, the Howmet Salaried Employees Plan and the Howmet Hourly Employees Plan has been terminated. This Post-Effective Amendment is being filed solely to remove from registration any shares of Common Stock offered under the Registration Statement under those plans that remained unsold at the termination of the offering.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933 and the provisions of Rule 478 of the Securities and Exchange Commission promulgated thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on this 28th day of April, 2003.

ALCOA INC.

By  /S/ LAWRENCE R. PURTELL

Lawrence R. Purtell

Executive Vice President and General Counsel

(Agent for Service named in the Registration Statement)